EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Completes Restatement
of 2005 Financial Statements;
Also Reports Results for First and Second Quarters of 2006 and
Pro Forma Financial Statements Related to Power Acquisitions

•	Restatement process complete
–	non-cash adjustment for deferred income tax benefit changes net income to loss and creates deficit in shareholders' equity
–	no change in cash flows
•	Net income of $1.5 million for first six months of 2006 compared to net loss of $4.5 million for first six months of 2005
•	Form 8-K/A provides pro forma financial information for ROVA and LG&E Power Services acquisitions

Colorado Springs, CO – November 6, 2006 — Westmoreland Coal Company (AMEX:WLB) reported today that it had completed the previously announced review of its accounting for income taxes and filed its first and second quarter 2006 financial results which had been delayed pending completion of the restatement process. The Company has filed an amended 2005 Annual Report on Form 10-K/A with the Securities and Exchange Commission, including restated consolidated financial statements for the periods 2003 through 2005 and restated selected financial information for the years 2001 to 2005, as well as a Form 8-K/A providing pro forma financial statements for its acquisition of the remaining 50% interest in the ROVA project. Due to the time required to complete these four filings, the Company expects to require the extension of the time available for filing third quarter results until November 14.

Restatement

The Company’s technical review of accounting for income taxes resulted in restatement of the consolidated balance sheets and statements of operations to correct certain errors in the Company’s accounting for income taxes. The Company also identified errors in its accounting for asset retirement obligations, revenue recognition and in the classification of restricted cash. The restatement adjustments do not affect historical or projected cash flow.

The restatement had the effect of decreasing previously announced net income for the years ended December 31, 2005, 2004 and 2003 by $18.0 million, $11.7 million, and $13.6 million, respectively. On a cumulative basis through December 31, 2005 shareholders’ equity was reduced by $62.9 million resulting in a deficit in shareholders’ equity of $10.2 million at December 31, 2005.

The restatement adjustments include a charge for an income tax assessment of $2.1 million in North Carolina recorded in the third quarter of 2005 and inadvertently reversed in the fourth quarter of 2005. This error resulted in an understatement of expenses and an overstatement of net income for the year ended December 31, 2005. It was as a result of the identification of this state income tax error that the Company, in conjunction with its external tax advisors, undertook a review of its accounting for income taxes for 2005 and prior years and concluded that a restatement was necessary.

In the course of that review, the Company determined that its tax benefits should have been evaluated for utilization using an assumption that the Company would be subject to the alternative minimum tax system for the foreseeable future. As a result, the Company has determined that a full valuation allowance should have been recorded for all of its regular net operating loss carryforwards, its alternative minimum tax credit carryforwards, and its net deductible temporary differences. These items resulted in an overstatement of income tax benefit and an understatement of net loss of $12.4 million, $7.8 million and $9.7 million for the years ended December 31, 2005, 2004 and 2003, respectively, including the income tax expense attributable to the cumulative effect of changes in accounting principles recorded in 2005 and 2003 of $1.1 million and $0.1 million, respectively.

As a result of the change in tax accounting, the Company was also required to retroactively adjust the purchase price allocation for the Westmoreland Mining LLC acquisitions. The purchase price allocation prepared in connection with the 2001 acquisitions included an allocation for the benefits expected to be derived from the Company’s existing deferred income tax assets, using regular income tax rates. The change in tax accounting now results in the elimination of the $55.6 million net deferred income tax asset recognized as part of the purchase price allocation for the acquisitions in 2001, with a corresponding increase in property, plant and equipment. The additional amount allocated to property, plant and equipment is amortized over the life of the mines acquired, resulting in adjustments to previously reported depreciation, depletion and amortization expense in each period since the date of the acquisition. The error resulted in an understatement of depreciation, depletion and amortization expense and net loss of $3.7 million for each of the years ended December 31, 2005, 2004 and 2003.

The net effect of adjustments to correct the calculation of the asset retirement obligation for one of the Company’s mines and an error in the accounting treatment afforded certain payments received from one of the Company’s customers under an amendment to their coal supply agreement are included in the total restatement impact above and increased (decreased) previously announced net income for the years ended December 31, 2005, 2004 and 2003 by $0.2 million, ($0.2) million and ($0.2) million, respectively.

Further information and background regarding the accounting for income taxes and restated results are discussed below and in the 2005 Form 10-K/A filed with the Securities and Exchange Commission today.

Net Income for First and Second Quarters

Net income applicable to common shareholders was $5.4 million, or $0.60 per diluted common share, for the first quarter of 2006 including a gain of $5.1 million from the sale of the Company’s mineral interest in two coal bed methane leases in southern Colorado. This compares to net income of $2.3 million, or $0.25 per diluted common share for the comparable period in 2005 which included a $2.7 million cumulative effect adjustment for a change in accounting for workers’ compensation benefits and a catch-up payment of $2.4 million at one of the Company’s mines for costs incurred in 2004. Net loss applicable to common shareholders was $3.8 million, or $0.44 per diluted common share, for the second quarter of 2006 compared to a net loss of $6.7 million, or $0.81 per diluted common share for the comparable period in 2005.

First Quarter Segment Operating Income

Coal
Operating income for the coal segment was $9.5 million for the first quarter of 2006 compared to $7.7 million for the same period in 2005, primarily as a result of increased coal revenues. Operating income for the coal segment for the first quarter of 2005 included $2.4 million of revenues related to additional cost reimbursement from the customer of the Jewett Mine for coal shipped in 2004.

Coal revenues increased 10% to $94.6 million for the first quarter of 2006 compared to $85.9 million for the corresponding quarter in 2005 (which includes the $2.4 million cost reimbursement at the Jewett Mine). Coal revenues increased 13% year over year excluding the 2005 cost reimbursement. Overall revenues in the first quarter of 2006 increased as a result of higher contract prices at some of the Company’s mines, including higher prices received for approximately 18% of the Company’s expected sales that were renewed or repriced effective January 1, 2006. The increased revenues also reflect higher prices at the Jewett Mine from the interim supply agreement negotiated in 2005.

Costs of sales increased 9% to $73.9 million for the first quarter of 2006 compared to $67.8 million for the comparable period in 2005, primarily as a result of increased commodity prices and operating costs.

The Company sold 7.4 million tons in the first quarters of both 2006 and 2005.

Independent Power
Operating income for the independent power segment was $3.6 million in the first quarter of 2006 compared to $4.8 million in the corresponding quarter of 2005. The reduction in operating income is primarily the result of unscheduled outages in 2006 caused by boiler and economizer tube leaks and lightning strikes. For the quarters ended March 31, 2006 and 2005, ROVA produced 426,000 and 442,000 megawatt hours and achieved average capacity factors of 93% and 96%, respectively.

Corporate
The operating loss for the corporate segment was $5.2 million for the first quarter of 2006 compared to $8.8 million for the first quarter of 2005. Included in 2006‘s results is the sale of the Company’s undivided mineral interest in two coal bed methane leases in southern Colorado for a pre-tax gain of $5.1 million in the first quarter, which for accounting purposes, is included in the corporate segment, and therefore, reduces the segment loss.

Corporate expenses for the first quarter were $10.2 million compared to $8.8 million for the first quarter of 2005. Expenses were higher in 2006 primarily as a result of increased long-term compensation accruals related primarily to the increase in the Company’s stock price during the quarter.

Heritage health benefit costs, which are included in this segment, decreased to $7.0 million in the first quarter of 2006 from $7.8 million in the first quarter of 2005 due primarily to an increase in the amount by which the black lung trust is over-funded as a result of increased discount rates, lower UMWA retiree medical costs resulting from the Medicare Part D reimbursement which commenced in 2006, and lower workers’ compensation expense.

Corporate segment selling and administrative expenses increased to $3.1 million for the first quarter of 2006 from $1.0 million for the first quarter of 2005. Approximately $2.0 million of the increase is a result of projected higher long-term incentive plan costs caused by an increase in the price of the Company’s common stock in the first quarter. Increased personnel costs incurred in 2006 as part of the Company’s hiring in connection with development opportunities also contributed to the increase.

Second Quarter Segment Operating Income

Coal
Operating income for the coal segment was $8.0 million for the second quarter of 2006 compared to $1.8 million for the corresponding quarter in 2005 primarily as a result of increased coal revenues despite fewer tons sold.

Coal revenues increased 7% to $91.6 million for the second quarter of 2006 compared to $85.5 million for the corresponding quarter in 2005. Overall, revenues in 2006 increased as a result of higher sales contract prices attributable to the 18% of the Company’s estimated sales volume that was renewed or repriced effective January 1, 2006. The increased revenue also reflects the higher prices at the Jewett Mine.

Costs of coal sales increased 1% to $72.4 million for the second quarter of 2006 compared to $71.4 million for the comparable period in 2005, primarily as a result of increased commodity prices at all mines and increased operating costs, including the cost of electricity, at one of the mines.

The Company sold 6.6 million tons in the second quarter of 2006 compared to 7.3 million tons in the second quarter of 2005. The reduction in coal sales in the second quarter of 2006 was primarily due to fewer tons sold at the Beulah and Rosebud Mines as a result of planned equipment maintenance and customer outages, partially offset by increased sales at the Jewett, Absaloka and Savage Mines.

Independent Power
The Company completed its acquisition of the remaining 50% of the ROVA independent power project at the end of the second quarter. The ROVA acquisition is discussed in more detail below.

The Company has accounted for the acquisition of the additional 50% interest in ROVA as of the last day of the second quarter. Therefore, operating income for the independent power segment in the second quarter only includes our original 50% ownership interest in ROVA. Operating income was $1.8 million in the second quarter of 2006 compared to $2.7 million in the corresponding quarter of 2005. The reduction in operating income is primarily the result of a routine five-year maintenance program as well as unplanned maintenance tasks for boiler and tube repairs. For the quarters ended June 30, 2006 and 2005, ROVA produced 380,000 and 369,000 megawatt hours and achieved average capacity factors of 83% and 81%, respectively.

Corporate
The operating loss for the corporate segment was $10.4 million for the second quarter of 2006 compared to $9.0 million for the second quarter of 2005, primarily as a result of increased corporate administrative expenses.

Heritage health benefit costs, which are included in this segment, decreased to $7.1 million in the second quarter of 2006 from $7.8 million in the second quarter 2005 due primarily to lower UMWA retiree medical premiums resulting from the Medicare Part D subsidy which commenced in 2006, and an increase in the amount by which the black lung trust is over-funded as a result of increased discount rates that decreased the black lung liabilities.

Corporate segment selling and administrative expenses increased to $3.3 million for the second quarter of 2006 from $1.2 million for the second quarter of 2005. Approximately $1.0 million of the increase is a result of projected higher long-term incentive plan costs related to the increase in the price of the Company’s common stock in the second quarter. Increased personnel costs incurred in 2006 as part of the Company’s hiring in connection with development opportunities, expansion of the financial and accounting staff and professional, consulting and audit fees relating to the restatement process also contributed to the increase.

First Six Months 2006 Operating Results

Operating income for the first six months of 2006 increased to $7.2 million compared to a loss of $0.7 million for the first six months of 2005, primarily as a result of higher operating income for the coal segment, reduced losses in the corporate segment as a result of the sale of mineral interests in two coal bed methane leases, offset by lower income from the independent power segment due to decreased generation resulting from a planned shutdown for maintenance and unscheduled outages in 2006.

Coal tons sold were approximately 5% lower in the first six months of 2006 compared to the first six months in 2005, with decreases at the Beulah and Rosebud Mines, partially offset by increases at the Jewett and Savage Mines. The decreases at Beulah and Rosebud were primarily the result of planned equipment maintenance and customer outages. Coal tons sold for all of 2006 are expected to fall slightly short of 2005 full year sales of approximately 30 million tons.

Overall, coal revenues in the first half of 2006 increased as a result of higher contract prices at the Company’s mines, including higher prices received for 18% of the Company’s estimated sales volume which was renewed or repriced effective January 1, 2006, spot sales at higher market prices in 2006, the interim supply agreement entered into at the Jewett Mine in 2005, and higher prices generated under cost-plus and semi-cost-plus sales agreements as a result of increased mining and commodity costs. A summary of coal segment performance for the first six months of 2006 and 2005 is shown below:

	Six Months Ended June 30,
	2006	2005	Change
Revenues --(thousands)	$186,252	$171,327	9%
Volumes -- millions of equivalent coal tons	13.967	14.699	-5%
Cost of sales --(thousands)	$146,216	$139,108	5%

The Company’s results for the second half of 2006 will be significantly affected by the acquisition of LG&E Energy’s interest in ROVA and their operating contracts for five power plants and the accounting rules applicable to ROVA. These accounting rules are discussed below in connection with the discussion of the ROVA acquisition, and are discussed in more detail in the notes to the pro forma financial statements included in the Form 8-K/A relating to the ROVA acquisition, filed today with the Securities and Exchange Commission.

EBITDA

EBITDA (defined as income from continuing operations before deducting net interest expense, income taxes, minority interest, asset retirement obligation accretion expense, and depreciation, depletion and amortization) is a non-GAAP measurement that has been reported from time to time by other coal companies. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (GAAP), management believes that it is useful to an investor in evaluating the Company because it is widely used to evaluate a company’s operating performance and ability to service debt. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with GAAP. A reconciliation of EBITDA to net income is provided on the last page of this news release.

The Company has experienced growth in EBITDA as its coal operations acquired in 2001 have been integrated, cost improvements realized and associated coal contracts renewed or renegotiated at higher prices and with improved terms. EBITDA was $28.6 million, $28.5 million and $33.0 million for the years 2003, 2004 and 2005, respectively. Net loss for the same periods was $3.1 million, $7.2 million and $8.6 million. For the first six months of 2006 EBITDA grew 58% to $24.8 million compared to EBITDA of $15.7 million for the first six months of 2005.

ROVA and LG&E Power Services Acquisitions

At the end of the second quarter, the Company completed the acquisition of the remaining 50% of ROVA from E.ON USA (formerly LG&E Energy). As part of that transaction, the Company also acquired five power operating contracts from LG&E Power Services. Pursuant to these contracts, a new Westmoreland subsidiary, Westmoreland Power Operations, will now operate ROVA and another new subsidiary, Westmoreland Utility Operations, will operate four power plants in Virginia. LG&E Power Services had operated ROVA since it commenced commercial operation. These operating contracts and the former employees of LG&E Power Services provide Westmoreland with the experience and technical depth for the continued success of ROVA and could provide the foundation for the management and operations of future generating facilities that Westmoreland is currently exploring.

The Company consolidated ROVA’s balance sheet at the end of the second quarter. Results of operations will be consolidated beginning in the third quarter of 2006. Because accounting rules have changed since the start-up of ROVA, there will be a change in the recognition of revenue from ROVA as a result of the acquisition. Up to the date of the acquisition, capacity payments received from the customer had been recognized by ROVA as revenue when they were invoiced. Continuation of this method of accounting, despite changes to the accounting rules, was provided for under a ‘grandfather clause’ in the 2001 rules. However, under the new accounting principles, eligibility for the grandfather provision is eliminated at the time of the completion of an acquisition after which all future capacity revenues must be recognized ratably, effectively on a straight-line basis, over the remaining terms of the power sales agreements.

ROVA’s power sales agreements were structured to provide higher capacity payments in earlier years of the agreements and lower capacity payments in later years. This provided cash for debt repayment scheduled in early years. Once the project debt is repaid, the capacity payments reduce. Beginning in the third quarter of 2006, ROVA will recognize revenues from the capacity payments on a straight-line basis.

While there is no change in the total amount of revenue to be recognized over the remaining terms of the power sales agreements, there will be a change in the timing of the recognition of the revenue. This accounting change will result in recognition of lower revenues for the years 2006-2009 than would have been recognized under the previously used as-invoiced basis. Beginning in 2010, this accounting change will result in recognition of higher revenues than under the as-invoiced basis. Pro forma financial statements showing the effect of the ROVA acquisition are provided in a Form 8-K/A filed today with the Securities and Exchange Commission.

Other Growth Initiatives

Progress continues on the Gascoyne Project in North Dakota where an air permit from the North Dakota Department of Health for a 175 MW power plant has been secured and the Company has now also received a certification of completeness from the Department of Health regarding an application for a 500 MW project.

The Company has also devoted significant resources over the past six months to the possible expansion of existing operations and potential new opportunities. Progress on these projects will be reported as major milestones are reached.

Preferred Stock Dividend

As a result of the impact of the restatement on shareholders’ equity, the Company is prohibited from paying preferred stock dividends because there are statutory restrictions limiting the payment of preferred stock dividends. Under Delaware law, the Company is permitted to pay preferred stock dividends only to the extent that shareholders’ equity exceeds the par value of the preferred stock which totaled $175,000 at June 30, 2006. The Company had a shareholders’ deficit of $21.3 million at June 30, 2006. The Company will consider future payments of dividends if and when the statutory requirements are met.

The Company would have this limitation at the end of 2006 in any event. With the issuance in September 2006 of FAS 158, the Company will, like most other companies, be required to recognize unfunded pension and post-retirement medical obligations as liabilities in the fourth quarter of 2006. The Company had been bringing these obligations onto its balance sheet through the statement of operations over a 20-year period, as permitted prior to the adoption of FAS 158. All of the unfunded obligations will now be recorded on the balance sheet but still expensed over the remaining 20-year term provided for under FAS 106 and FAS 87 (the previous pronouncements which have been in effect since 1993). While the exact amount of Westmoreland’s unfunded post-retirement medical and pension obligations will not be determined until December 31, 2006, it is likely that this will result in a reduction of shareholders’ equity that would have restricted the Company from paying future preferred dividend payments.

Preferred Stock Exchanges

During the second quarter the Company accepted proposals from several of the largest holders of the Company’s Depositary Shares (each Depositary Share represents one-quarter of one share of Series A Convertible Exchangeable Preferred Stock) for the exchange of a total of 118,783 Depositary Shares at an exchange ratio of 1.8691 shares of Common Stock for each Depositary Share, compared to the conversion ratio of 1.708 provided for under the terms of Certificate of Designation governing the preferred stock. These exchanges eliminated $2.5 million of preferred dividend arrearages and associated future dividend requirements.

Safety

The lost-time accident rate for Company-operated coal mines was 1.7 and 1.1 for the first and second quarters of 2006, respectively, compared to zero for the same periods in 2005. Of special note is the 1.5 million hours worked with no lost-time accidents milestone reached at the Jewett Mine, the two-year mark reached on October 24 at that mine, and the 747 days (as of October 31) worked at ROVA without a lost-time accident. The Company’s Savage Mine has gone over four years without a lost-time accident and also of note is the exceptional safety performance of our employees at the Altavista, Gordonsville and Hopewell power stations who have worked 5,844, 4,430 and 1,828 days (as of October 31), respectively, without a lost-time accident.

CEO Comments

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, commented: “We are pleased to have finally completed the restatement process. We are disappointed with the time, expense and outcome of this effort, especially since we had worked closely with our external advisors when we established our tax accounting in connection with our major acquisitions in 2001. Nevertheless, while the impact of this process has been significant on our results of operations and shareholders’ equity, it has not affected cash flow from operations and our business units continue to perform well and grow stronger. With the restatement now behind us, we can direct our efforts to the continued growth of our business and capturing the value of the opportunities that lie ahead.”

“The favorable coal contract renewals and pricing re-determinations as of January 1, 2006 have provided higher revenues from coal sales over the first six months 2006. As we experienced last year, the second quarter was more challenging than the first due to lower sales as a result of scheduled maintenance outages at customers’ plants as well as our own ROVA project, but results are significantly better than the second quarter of 2005. Coal prices for the Southern Powder River Basin, the key competitive benchmark we use in pricing future sales contracts, are continuing to remain strong in 2006, as does demand for coal. Approximately 5% of our estimated sales volume in 2007 and approximately 11% in 2008 is scheduled to be repriced.”

“Our acquisition in the second quarter of the other 50% of ROVA at an attractive price made pursuant to our right of first purchase, significantly enhances the strategic value of that facility to us. It is especially important to understand that strategic value because reported earnings from the project will be reduced over the next three and a half years due to the application of an accounting rule promulgated in 2001, and now triggered by the acquisition, which requires revenues received as a result of fixed capacity payments to be straight-lined over the life of the underlying power purchase agreements. And accordingly, revenues recognized and earnings reported will be higher from 2010 through 2019 relative to what they would have been. Cash flow will not be affected. More importantly, however, is that ROVA is strategically located in the eastern power grid into which we will be able to sell its low cost electrical output for decades following expiration of current power sales agreements. Moreover, we have determined that existing air increments may permit us to double or even triple the current output of the plant to 500-700 MW at this site, which we believe is adequate in size to host an expansion.”

“A very important part of our transaction with LG&E was the inclusion of their independent power operations business. We will now operate ROVA in North Carolina plus four other power plants in Virginia. More importantly, this now gives us a new position in the energy value chain and the capacity to operate new facilities such as Gascoyne ourselves going forward.”

“Our country’s need for more electric generation capacity, as reported in the recent North American Electric Reliability Council (NERC) report, should drive continued growth in demand for coal. In keeping with our existing business model, we will strive to participate in this growth in both the coal and power segments of our Company, and match the supply of fuel with the development of power wherever possible. We will also strive to anticipate where and how we can participate effectively in the emerging energy market of the future, as reflected in our efforts to win the competition to build the first near zero, hydrogen producing FutureGen Project at our Jewett Mine,” concluded Seglem.

About Westmoreland

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

Safe Harbor Statement

Throughout this news release, we make statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weaknesses in the Company’s internal controls over financial reporting identified in Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2005 (Amendment No. 1 to our 2005 Form 10-K), the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to manage growth and significantly expanded operations; the ability of the Company to implement its growth and development strategy; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the contingencies of the Company discussed in Note 13 to the Consolidated Financial Statements; the risk factors and the other factors discussed in Items 1, 2, 3 and 7 of the Company’s Amendment No. 1 to the 2005 Form 10-K, Form 10-Q for the period ended March 31, 2006 and Form 10-Q for the period ended June 30, 2006 filed with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

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Contact: Diane Jones (719) 442-2600

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations for the Period ended March 31, 2006

	(Unaudited)
Three Months Ended March 31,	2006	2005

	(In thousands, except per share data)
Revenues:
Coal	$94,634	$85,863
Independent power projects – equity in earnings	4,458	5,169

	99,092	91,032

Costs and expenses:
Cost of sales – coal	73,865	67,758
Depreciation, depletion and amortization	5,920	5,465
Selling and administrative	9,426	6,334
Heritage health benefit expenses	7,024	7,772
Gain on sales of assets	(5,016)	(21)

	91,219	87,308

Operating income	7,873	3,724

Other income (expense):
Interest expense	(2,654)	(2,804)
Interest income	1,133	723
Minority interest	(483)	(292)
Other	197	171

	(1,807)	(2,202)

Income before income taxes and cumulative effective of change in accounting principle	6,066	1,522
Income tax expense	(277)	(1,492)

Income before cumulative effect of change in accounting principle	5,789	30
Cumulative effect of change in accounting principle	-	2,662

Net income	5,789	2,692
Less preferred stock dividend requirements	(436)	(436)

Net income applicable to common shareholders	$5,353	$2,256

Net income per share applicable to common shareholders before the cumulative effect of change in accounting principle:
Basic	$0.63	$(0.05)
Diluted	$0.60	$(0.05)
Net income per share applicable to common shareholders from cumulative effect of change in accounting principle:
Basic	-	0.32
Diluted	-	0.30

Net income per share applicable to common shareholders:
Basic	$0.63	$0.28
Diluted	$0.60	$0.25

Weighted average number of common shares outstanding:
Basic	8,430	8,192
Diluted	8,928	8,874

Westmoreland Coal Company and Subsidiaries Consolidated Statements of Operations for the Period ended June 30, 2006

	(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

	(In thousands, except per share data)
Revenues:
Coal	$91,618	$85,464	$186,252	$171,327
Independent power projects — equity in earnings	3,003	3,459	7,461	8,628

	94,621	88,923	193,713	179,955

Costs and expenses:
Cost of sales — coal	72,351	71,350	146,216	139,108
Depreciation, depletion and amortization	5,913	5,473	11,833	10,938
Selling and administrative	9,854	8,531	19,280	14,865
Heritage health benefit expenses	7,076	7,810	14,100	15,582
Loss (gain) on sales of assets	70	200	(4,946)	179

	95,264	93,364	186,483	180,672

Operating income (loss)	(643)	(4,441)	7,230	(717)

Other income (expense):
Interest expense	(2,810)	(2,833)	(5,464)	(5,637)
Interest income	1,080	909	2,213	1,632
Minority interest	(726)	(267)	(1,209)	(559)
Other	452	469	649	640

	(2,004)	(1,722)	(3,811)	(3,924)

Income (loss) before cumulative effect of change in accounting principle	(2,647)	(6,163)	3,419	(4,641)
Income tax expense	(243)	(136)	(520)	(1,628)

Income (loss) before cumulative effect of change in accounting principle	(2,890)	(6,299)	2,899	(6,269)

Cumulative effect of change in accounting principle	-	-	-	2,662

Net income (loss)	(2,890)	(6,299)	2,899	(3,607)
Less preferred stock dividend requirements	388	436	824	872
Less premium on exchange of preferred stock for common stock	549	-	549	-

Net income (loss) applicable to common shareholders	$(3,827)	$(6,735)	$1,526	$(4,479)

Net income (loss) per share applicable to common shareholders before the cumulative effect of change in accounting principle:
Basic	$(0.44)	$(0.81)	$0.18	$(0.87)
Diluted	$(0.44)	$(0.81)	$0.17	$(0.87)
Net income per share applicable to common shareholders from cumulative effect of change in accounting principle:
Basic	-	-	-	$0.32
Diluted	-	-	-	$0.30

Net income (loss) per share applicable to common shareholders:
Basic	$(0.44)	$(0.81)	$0.18	$(0.54)
Diluted	$(0.44)	$(0.81)	$0.17	$(0.54)

Weighted average number of common shares outstanding:
Basic	8,629	8,269	8,530	8,231
Diluted	9,145	8,738	9,041	8,797

Westmoreland Coal Company and Subsidiaries
Summary Financial Information

	(Unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	March 31, 2006		June 30, 2006
	2006	2005	2006	2005
Cash Flow
Net cash provided by operating	$2,836	$6,11	$6,263	$7,478
activities
Net cash used in investing activities	$(492)	$(5,759)	$(20,692)	$(14,075)
Net cash provided by (used in)
financing activities	$(3,622)	$(2,487)	$36,396	$4,614
Production and Sales
Coal - tons (million)	7.4	7.4	6.6	7.3

	(Unaudited)
	(in thousands)
	March 31, 2006	June 30, 2006	December 31, 2005
Balance Sheet Data
Total assets	$482,559	$724,925	$495,871
Total debt	$108,500	$324,930	$112,243
Shareholders' deficit	$(19,664)	$(21,326)	$(10,192)
Common shares outstanding	8,474	8,833	8,413

EBITDA Reconciliation
	(Unaudited)
	(in thousands)
	Full Year			Six months ended June 30,
	2003	2004	2005	2006	2005

EBITDA	$28,604	$28,549	$32,994	$24,776	$15,715
Depreciation, depletion and	(15,472)	(18,409)	(21,603)	(11,833)	(10,938)
amortization
Asset retirement obligation accretion	(7,751)	(8,182)	(8,945)	(5,064)	(4,854)
Interest expense	(10,804)	(10,966)	(10,948)	(5,464)	(5,637)
Interest income	1,952	3,811	3,523	2,213	1,632
Minority interest	(773)	(1,154)	(950)	(1,209)	(559)
Income tax benefit (expense)	1,132	(896)	(2,667)	(520)	(1,628)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$(3,112)	$(7,247)	$(8,596)	$2,899	$(6,269)